Form 15-12G - OUTLET CENTER PARTNERS

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number                            `33 Act No. 33-13097

                                                  `34 Act No. 0-16717
OUTLET CENTER PARTNERS
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(Exact name of registrant as specified in its charter)

2355 Waukegan Road, Suite A-200, Bannockburn, Illinois 60015
(847) 267-1600
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Limited Partnership Interests
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(Title of each class of securities covered by this Form)

None
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i)  [X]                      Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]                      Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]                      Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]                      Rule 12h-3(b)(2)(ii) [ ]
Rule 15d-6           [ ]

Approximate number of holders of record as of the certificate or notice date:

None
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Pursuant to the requirements of the Securities Exchange Act of 1934, Outlet
Center Partners, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date: March 23,1999

               Outlet Center Partners,
               An Illinois limited partnership

               By: Balcor Partners XXII, an Illinois general partnership, its general partner

               By: The Balcor Company, a Delaware Corporation, a partner

               By: /s/ Jayne A. Kosik
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                       Jayne A. Kosik

               Its: Senior Managing Director and
                    Chief Financial Officer
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